Exhibit 99.1

A NEW DAY AT ETHAN ALLEN

Proven Retail Operator Stefanie Tsen Ward Appointed

Interim Chief Executive Officer

Stefanie Tsen Ward, Anna Brockway, Lindsay O’Reilly and Adam Treanor

Appointed to Board, Providing Robust Oversight

and Full Suite of Capabilities to Create Shareholder Value

Douglas G. Bergeron Named Executive Chairman

and Kristine E. Miller Named Lead Independent Director

DANBURY, CT, November 10, 2026 – Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETD) today announced enhancements to its leadership team and Board of Directors (the “Board”) to guide the Company's next phase of growth.

On November 9, 2026, effective immediately, Stefanie Tsen Ward, a seasoned operating executive and former Chief Integrated Retail and Customer Officer of Neiman Marcus Group, has been appointed Interim Chief Executive Officer. At Neiman Marcus, Ms. Ward led the $4.5 billion retailer’s transformation into a more profitable, customer-led omnichannel enterprise, overseeing approximately 70% of total company revenue, more than 40 stores and 6,000 associates. She will oversee Ethan Allen’s day-to-day operations and begin execution of its strategic reset while the Board conducts a rigorous, independent search for a permanent CEO. Farooq Kathwari is no longer with the Company.

On November 9, 2026, the Board also appointed Anna Brockway, Lindsay O’Reilly, Adam Treanor and Stefanie Tsen Ward as directors. The newly appointed directors join Douglas G. Bergeron, Maria Eugenia Casar, Kristine E. Miller, Steve Oblak and Tara I. Stacom, who were elected to the Board at the Company’s 2026 Annual Meeting of Stockholders. Mr. Bergeron and Ms. Miller have been named Executive Chairman and Lead Independent Director, respectively.

Mr. Bergeron commented, “Today marks Day One of our 100 day plan. Every one of our new directors are working on the ground in Danbury rolling up their sleeves with management to identify early wins we can actualize now. This week we also are visiting our manufacturing facilities in Vermont, Virginia and North Carolina to meet the people who make our products great.”

Ms. Ward commented, “I am energized by the conversations already underway and to work alongside designers across our network of stores and our HQ team to bring fresh ideas to life. Together we will build a culture of openness, collaboration and accountability moving with the speed and urgency needed to drive Ethan Allen forward.”

The Company's newly constituted Board brings together complementary experience in modern retail, brand revitalization, digital and omnichannel execution, home furnishings, financial oversight and public company governance. In addition to Maria Eugenia Casar and Tara I. Stacom, who have served on the Board since 2022 and 2015, respectively, it includes the following members:

●	Douglas G. Bergeron, Executive Chairman. Former Chairman and Chief Executive Officer of VeriFone Systems, Inc. (formerly NYSE: PAY) and former Chairman of Cantaloupe, Inc. (formerly NASDAQ: CTLP).
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Kristine E. Miller, Lead Independent Director. Former Chief Strategy Officer of eBay Inc. (NASDAQ: EBAY) and a 24-year veteran of Bain & Company, where she led the firm's North American retail practice. Experienced public and private company director.

●	Stefanie Tsen Ward, Interim Chief Executive Officer and Director. Former Chief Integrated Retail and Customer Officer at Neiman Marcus Group and senior leader at Sephora and Louis Vuitton.
●	Anna Brockway, Director. Co-Founder and former President of Chairish and former Vice President of Worldwide Marketing at Levi Strauss & Co.
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Steve Oblak, Director. Former Chief Commercial Officer of Wayfair Inc. (NYSE: W), with earlier roles at River West Brands, FutureBrand WorldWide and The Corporate Executive Board Company (formerly NYSE: CEB).

●

Lindsay O’Reilly, Director. Former Group Chief Internal Auditor, Group Chief Data Officer and Group Chief Operating Officer for Risk and Finance at Barclays PLC (NYSE: BCS), with earlier roles at JPMorgan Chase & Co. (NYSE: JPM).

●	Adam Treanor, Director. Managing Partner of Stone Bay Capital with over 25 years of experience in corporate strategy, mergers and acquisitions, capital allocation and shareholder value creation.

Mr. Bergeron concluded, “More than 250 years ago, the man whose name this Company carries wrote of a spring morning at Fort Ticonderoga, ‘The sun seemed to rise that morning with a superior lustre.’ For the employees, customers and shareholders of Ethan Allen, a new day begins.”

ABOUT ETHAN ALLEN

Ethan Allen (NYSE: ETD) is a leading interior design destination combining state-of-the-art technology with personal service. Ethan Allen design centers, which represent a mix of Company-operated and independent licensee locations, offer complimentary interior design service and sell a full range of home furnishings, including custom furniture and artisan-crafted accents for every room in the home. Vertically integrated from product design through logistics, the Company manufactures about 75% of its custom-crafted furniture in its own North American manufacturing facilities and has been recognized for product quality and craftsmanship since 1932. Learn more at www.ethanallen.com and follow Ethan Allen on Facebook, Instagram and LinkedIn.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s chief executive officer search process, the conduct, scope and timing of the Board’s search for a chief executive officer, the anticipated timing and completion of a leadership transition and the Company’s strategic and operating priorities. These statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Actual results could differ materially from those anticipated in the forward-looking statements due to a number of risks and uncertainties including, but not limited to, the risks and uncertainties disclosed in Part I, Item 1A. Risk Factors, in the Company’s 2026 Annual Report on Form 10-K and other factors identified in its reports filed with the Securities and Exchange Commission (the “SEC”), available on the SEC’s website at www.sec.gov. Ethan Allen undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Relations Contact:
Matt McNulty
Senior Vice President, Chief Financial Officer and Treasurer
IR@ethanallen.com